Exhibit 4.1


                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT


         This Amendment No. 2 to Rights Agreement, dated as of December 27, 2004 (this "Amendment"), is entered into by and between Calgon Carbon Corporation, a Delaware corporation (the "Company"), and Equiserve Trust Company, N.A. (as successor to First Chicago Trust Company of New York) (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of February 3, 1995, as amended by Amendment No. 1 thereto dated as of April 23, 1999 (as so amended, the "Rights Agreement");

         WHEREAS, the Board of Directors of the Company has approved and adopted this Amendment at a meeting of the directors duly called and held; and

         WHEREAS, pursuant to and in accordance with Section 26 thereof, the parties desire to further amend the Rights Agreement as set forth in this Amendment.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto agree as follows:

         1. Each of the following sections of the Rights Agreement is hereby amended such that each reference to twenty percent (20%) in such section shall be changed to ten percent (10%):

         (a)      Section 1(a) of the Rights Agreement;

         (b)      Section 3(a) of the Rights Agreement;

         (c)      Section 11(a) of the Rights Agreement; and

         (d) the third and seventh paragraphs of Exhibit B to the Rights Agreement.

         2. The term "Agreement", as used in the Rights Agreement, shall be deemed to refer to the Rights Agreement as amended hereby.

         3. Section 1(i) of the Rights Agreement is hereby replaced in its entirety to read as follows:

                  "(i) "Exempt Person" shall mean:

                  (i) the Company, any Subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed, established or holding Company Common Stock for or pursuant to the terms of any such plan;

                  (ii) any Person who was, together with such Person's Affiliates and Associates, the Beneficial Owner of ten percent (10%) or more of the then outstanding shares of Common Stock on December 27, 2004, provided that after the date of this Agreement such Person, together with such Person's Affiliates and Associates, does not (A) become the Beneficial Owner (other than through inadvertance and under circumstances where (i) such Person agrees to the divestiture of a number of shares of Company Common Stock necessary for such Person to be included within the definition of an Exempt Person or
         (ii) such Person's acquisition of additional shares of Company Common Stock is subsequently approved by the Board of Directors of the Company) of additional shares of Company Common Stock representing one percent (1%) or more of the then outstanding shares of Company Common Stock, in which case such Person shall no longer be deemed to be an Exempt Person for purposes of this Agreement, or (B) decrease its percentage ownership below ten percent (10%) of the then outstanding shares of Company Common Stock, in which case such Person shall no longer be deemed to be an Exempt Person for purposes of this Agreement;

                  (iii) any Person who would otherwise become an Acquiring Person solely by virtue of a reduction in the number of outstanding shares of Company Common Stock; provided, however, that such Person shall not be an Exempt Person if, subsequent to such reduction, such Person shall become the Beneficial Owner of any additional shares of Company Common Stock; or

                  (iv) any Person who, together with such Person's Affiliates and Associates, has reported on Schedule 13G under the Securities Exchange Act of 1934, as amended (or any comparable or successor report), Beneficial Ownership of shares of Company Common Stock representing ten percent (10%) or more of the then issued and outstanding shares of Company Common Stock, but less than fifteen percent (15%) of the then issued and outstanding shares of Company Common Stock, provided that after the date of this Agreement such Person, together with such Person's Affiliates and Associates, does not become the Beneficial Owner (other than through inadvertence and under circumstances where (i) such Person agrees to the divestiture of a number of shares of Company Common Stock necessary for such Person to be included within the definition of an Exempt Person or
         (ii) such Person's acquisition of additional shares of Company Common Stock is subsequently approved by the Board of Directors of the Company) of shares of Company Common Stock representing, in the aggregate, fifteen percent (15%) or more of the then issued and outstanding shares of Company Common Stock, in which case such Person shall no longer be deemed to be an Exempt Person for purposes of this Agreement."

         4. (a) The parties acknowledge and agree that this Amendment is an integral part of the Rights Agreement. Notwithstanding any provision of the Rights Agreement to the contrary, in the event of any conflict between this Amendment and the Rights Agreement or any part of either of them, the terms of this Amendment shall control.

                  (b) Except as expressly set forth herein, the terms and conditions of the Rights Agreement are and shall remain in full force and effect and shall be otherwise unaffected hereby.

                  (c) The Rights Agreement, as amended by this Amendment, sets forth the entire understanding of the parties with respect to the subject matter thereof and hereof.

                  (d) This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the state of Delaware, without regard to laws that might otherwise govern under applicable conflicts of laws principles.

                  (e) This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same document.


                           [SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

                                           CALGON CARBON CORPORATION


                                           By: /s/ Michael J. Mocniak
                                               -------------------------------
                                               Michael J. Mocniak
                                               Senior Vice President, General
                                                 Counsel and Secretary


                                           EQUISERVE TRUST COMPANY, N.A.


                                           By: /s/ Robbin A. Mayo
                                               -------------------------------
                                               Name:  Robbin A. Mayo
                                               Title: Senior Account Manager